Exhibit 99.1

Whiting USA Trust I

Whiting USA Trust I Announces Termination Date for Net Profits Interest and Final Distribution Date

WHITING USA TRUST I

The Bank of New York Mellon Trust Company, N.A., Trustee

FOR IMMEDIATE RELEASE

Austin, Texas, February 16, 2015 – Whiting USA Trust I announced the Trust determined today that the net profits interest terminated effective January 28, 2015. The net profits interest terminated as a result of 9.11 MMBOE (which amount is equivalent to 8.20 MMBOE attributable to the net profits interest) having been produced and sold from the underlying properties. Pursuant to the terms of the net profits interest, a final distribution will be made no later than March 30, 2015, to holders of record on March 19, 2015. Prior to such record date, the Trust will issue a press release announcing the amount of such distribution. Additionally, the stock transfer books for the Trust units will be closed on the close of business on March 19, 2015. As previously disclosed in the press release issued by the Trust on February 6, 2015, in addition to the final distribution to be made by March 30, 2015, unitholders of record on February 19, 2015 will receive a distribution of $0.283085 per unit, which is payable on or before March 2, 2015.

Given the time lag between when production is produced and sold and the receipt of revenues and payment of expenses relating thereto, on or about August 31, 2015, the Trust may make a “true-up” distribution if, after the receipt of revenues and payment of expenses, the final distribution is higher than the amount paid by March 30, 2015. Holders of record on March 19, 2015 will be entitled to such distribution, if any. There may not be any “true-up” distribution or, if there is one, it is not likely to be significant. After any “true-up” distribution or determination that no such payment will be made, the Trust will soon thereafter wind up its affairs and terminate, after which it will pay no further distributions.

The market price of the Trust units should decline to zero around or shortly after the record date for the final distribution and any “true-up” distribution. To the extent that the Trust units are trading at a price in excess of the aggregate distributions that may reasonably be expected to be made prior to the termination of the Trust, the price decline is likely to include one or more abrupt decreases.

As previously disclosed in the press release issued by the Trust on February 13, 2015, the New York Stock Exchange (the “NYSE”) informed the Trust that the Trust was not in compliance with the NYSE’s continued listing standards, which requires that the average closing price of the Trust units cannot be less than $1.00 per share over a period of 30 consecutive trading days. As a result, the Trust units will cease trading on the NYSE effective before market open on February 17, 2015. Under the NYSE delisting procedures, the Trust has the right to appeal such decision, but the Trust does not intend to do so. The Trust expects the Trust units to transition to OTC Pink, operated by OTC Markets Group, effective with the opening of trading on February 17, 2015. However, there is no assurance that an active market in the Trust units will develop on OTC Pink.

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct. The estimated time when the market price of the Trust units should decline to zero is based on the economic rights of the Trust units. The trading price of the Trust units is affected by factors outside of the control of the Trust or Whiting, including actions of market participants, among others. Important factors that could cause actual results to differ materially include expenses of the Trust and fluctuations in oil and natural gas prices. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599
919 Congress Avenue, Austin, TX 78701
http://whx.investorhq.businesswire.com/

2